Exhibit 5.2

INTERNAL REVENUE SERVICE                             DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY 11202
                                                Employer Identification Number:
Date:   December 14, 1995                               13-1086010
                                                     File Folder Name:
                                                        163002423
NATIONAL FUEL GAS COMPANY                            Person to Contact:
  KYLE G. STORIE                                        WILLIAM DOLCE
10 LAFAYETTE SQUARE                                  Contact Telephone Number:
BUFFALO, NY 14203                                       (203) 258-2022
                                                     Plan Name:
                                            NATIONAL FUEL GAS CO TAX-DEFERRED
                                            SAVINGS PLAN FOR NON-UNION EMPLOY
                                                     Plan Number:  006

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on is effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) adopted on December 30, 1994.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                              Sincerely yours,]

                                                              /s/Herbert J. Huff

                                                              Herbert J. Huff
                                                              District Director

Enclosures:
Publication 794
Addendum



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NATIONAL FUEL GAS COMPANY

         This determination applies to all members of the controlled group of Corporations who have adopted the plan.